FOR IMMEDIATE RELEASE

Contact:     Michael L. Staines
                    President and Chief Operating Officer
                    1845 Walnut Street
                    Philadelphia, PA 19103
                   (215) 546-5005
                   (215) 546-4785 (facsimile)

ATLAS PIPELINE PARTNERS, L.P.
ANNOUNCES NATURAL GAS HEDGES

Philadelphia, PA, August 24, 2004 – Atlas Pipeline Partners, L.P. (NYSE:APL) (the “Partnership”) announces that the hedged position on its Appalachian natural gas production has been increased through additional forward sales. Including those hedges previously reported on Form 8-K on July 13, 2004, the partnership is now subject to hedges of 5.7 billion cubic feet, or bcf, of natural gas production in the remainder of 2004 at a price of $6.05 per thousand cubic feet, or mcf, 9.0 bcf of natural gas production in 2005 at a price of $6.61 per mcf and 2.1 bcf of natural gas production in the first quarter of 2006 at a price of $6.69 per mcf. Atlas Pipeline Partners receives transportation fees from Atlas America generally based upon a percentage of the selling price received by Atlas America, as impacted by physical hedges. Atlas America provides substantially all of the natural gas Atlas Pipeline Partners transports in Appalachia.

Additionally, through its wholly owned subsidiary, Spectrum Field Services LLC, the Partnership has also entered into financial hedges for mid-continent production as follows:

Financial Hedges Expiring in 2004

	Quantity		Price
Natural Gas	60,000	mcf @	$5.00
Natural Gas Liquids (NGLs)	2,562,000	gallons @	0.64
Condensate	5,000	barrels @	30.30

Collars Expiring in 2004

	Quantity		Floor	Ceiling
Natural Gas	150,000	mcf @	$5.70	$6.97
Condensate	30,000	barrels @	32.00	38.05

Financial Hedges Expiring in 2005

	Quantity		Price
Natural Gas	960,000	mcf @	$6.17
NGLs	10,584,000	gallons @	0.54

Collars Expiring in 2005

	Quantity		Floor	Ceiling
Natural Gas	180,000	mcf @	$5.88	$7.11
Condensate	30,000	barrels @	30.00	34.30

Financial Hedges Expiring in 2006

	Quantity		Price
Natural Gas	450,000	mcf @	$5.92
NGLs	6,804,000	gallons @	0.58
Condensate	18,000	barrels @	38.77

Atlas Pipeline Partners, L.P., including the assets obtained in the acquisition of Spectrum owns and operates more than 3,280 miles of natural gas gathering pipelines in Oklahoma, Texas, Pennsylvania, New York and Ohio to which more than 5,200 wells are currently connected. In addition, the Partnership owns and operates a gas processing facility in Velma, Oklahoma. The Partnership receives fees for the natural gas volumes that are transported through its pipeline system. The fees are either a percentage of the gross selling price of that gas (Percent of Proceeds) or a fixed fee basis. For more information, please visit our website at www.atlaspipelinepartners.com, or contact investor relations at pschreiber@atlaspipeline.com.

Atlas America, Inc. (Nasdaq:ATLS), the parent company of Atlas Pipeline Partners, L.P.‘s general partner, and owner of 1,641,026 subordinated limited partner units of APL, is an energy company engaged primarily in the development, production and transportation of natural gas in the Appalachian Basin, and operates primarily in eastern Ohio and western Pennsylvania. For more information, please visit our website at www.atlasamerica.com, or contact investor relations at pschreiber@atlasamerica.com.

Statements made in this release may include forward-looking statements, which involve substantial risks and uncertainties. The Partnership’s actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of many factors, including competition within the energy industry, climactic conditions, volatility in the price of gas in the Appalachian and mid-continent area, actual versus projected drilling activity, volumetric production from wells connected to the Partnership’s gas-gathering pipeline system, and the cost of supplies and services in the energy industry and the other factors disclosed under “Risk Factors” in our most recent 10-K and Prospectus Supplement dated July 14, 2004.